Exhibit 10.1

HYATT HOTELS CORPORATION

Performance Share Unit Award

The following sets forth the terms of the Hyatt Hotels Corporation Performance Share Unit (“PSU”) Award to you:

GRANT:

Participant:

Target Award (in Shares):

Date of Grant:

PERFORMANCE CONDITIONS:

Performance Period:	[INSERT PERFORMANCE PERIOD]

Earning of Award and Payment Date:	The PSUs are earned (or not) based on achievement relative to the Performance Goal set forth in this Agreement. To the extent that the Performance Goal is met, then any earned PSUs (and any earned Dividend Equivalents thereon) shall be paid to the Participant by March 15 of the year following the last day of the Performance Period, provided that the Participant remains in the employment or service of the Company through the last day of the Performance Period (except for a termination of employment or service due to death, Disability or Retirement, or in the event of a Change in Control as provided below).

The Performance Share Unit Award that is described and made pursuant to this Performance Share Unit Award (this “Award”) is issued under the Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”). By acknowledging and accepting this Award, you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the date that you are notified of it. If you fail to accept this Award within 30 days of the date of notification, the Award will be cancelled and forfeited.

Company; Defined Terms:

Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Determination of Number of Performance Share Units Earned:

The number of PSUs earned, if any, for the Performance Period shall be determined as follows:

Earned PSUs = Payout Percentage x Target Award

The “Payout Percentage” is based on achievement with respect to [INSERT PERFORMANCE GOAL] (the “Performance Goal”) over the Performance Period, determined at the end of the Performance Period, in accordance with the following table:

	Below Threshold	Threshold	Target	Maximum
[Performance Goal]
Payout Percentage	0%	25%	100%	200%

Achievement between threshold and target and between target and maximum will be interpolated linearly.

All PSUs that are not earned at the end of the Performance Period shall be forfeited.

The Committee shall have the sole authority and discretion to determine the achievement level of the Performance Goal and the number of PSUs earned at the end of the Performance Period, including the discretion to adjust the actual achievement of the Performance Goal by the Company to reflect one or more of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (ix) any other items of significant income or expense which are determined to be appropriate adjustments; (x) items relating to unusual or extraordinary corporate transactions, events or developments; (xi) items relating to changes in tax laws; (xii) items relating to major partnership arrangements; (xiii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

[INSERT DEFINITION OF PERFORMANCE GOAL]

Settlement and Payment of PSUs:	Except as otherwise provided upon a Change in Control, any earned PSUs shall be settled and shares of Common Stock delivered to the Participant by March 15 of the year following the end of the Performance Period (the “Payment Date”).

Except as otherwise provided below in the event of a Change in Control, settlement will be accomplished through the issuance of shares of Common Stock to the Participant equal to the number of PSUs earned and to be settled and paid. The issuance of shares of Common Stock will be subject to tax withholding, as provided below.

Termination of Service:

Subject to the exceptions below, earned PSUs will be payable only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through the last day of the Performance Period. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant. Except as provided below, all unearned PSUs will be forfeited and cancelled upon Termination of Service. Notwithstanding the foregoing, the ability to earn PSUs will not be forfeited in the following circumstances:

•        In the event of Termination of Service due to death or Disability (as defined below), the Participant shall be eligible to earn PSUs as if the Participant remained employed through the last day of the Performance Period. For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability or other accident and health plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.

•        In the event of Retirement (as defined in the Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation) the Participant shall be eligible to earn PSUs as if the Participant remained employed through the last day of the Performance Period, provided, however, that the number of PSUs shall be reduced by multiplying such amount by a pro-rata factor determined by dividing the number of full months elapsed in the Performance Period through the Participant’s date of retirement by the number of full months in the Performance Period.

As described below, PSUs are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Change in Control:	In the event of a Change in Control during the Performance Period, the PSUs will be deemed to have been earned at the greater of (a) the Target Award level set forth above or (b) the number of PSUs that would be payable based on the actual performance of the Company determined as if the date of the Change in Control was the last day of the Performance Period. The PSUs will become payable in shares of Common Stock or cash, as the Committee may determine, within 60 days following the Change in Control. Notwithstanding the immediately prior sentence regarding the timing of the payment of the PSUs, if at the time of the Change in Control (i) the Participant is eligible for Retirement, (ii) the Participant previously had a Termination of Service due to Disability, or (iii) the PSUs are payable to the beneficiary of the Participant, and the Change in Control is not a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), then the earned PSUs will be paid by March 15 of the year following the end of the Performance Period.

Dividend Equivalent Rights:	During the period beginning on the Grant Date and ending on the last day of the Performance Period if the Company pays a cash dividend on its Common Stock, then the Participant will automatically be granted, as of the payment date for such dividend, the right to receive additional PSUs determined by (a) multiplying the value of the dividends paid on a share of Common Stock multiplied by the number of PSUs (“Dividend Equivalents”) subject to this Award (including additional PSUs granted as a result of Dividend Equivalents) and (b) dividing such Dividend Equivalents by the closing price of a share of Common Stock on the dividend payment date. PSUs granted with respect to Dividend Equivalents will be subject to the same performance conditions and terms as the PSUs originally granted under this Award and will be distributed in shares of Common Stock when, and if, and to the extent that the PSUs are settled and distributed. The right to Dividend Equivalents will cease and be forfeited upon the forfeiture and cancellation of the PSUs under this Award.

Tax Withholding:

Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon settlement of the PSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the minimum statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings. Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of PSUs:	PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the PSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:	By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Global Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:	Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of PSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Effect of Detrimental Conduct:	In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested awards which have not been exercised or otherwise settled under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs.

Definition of Detrimental Conduct. The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.

Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE SHARE UNITS AWARDED PURSUANT TO THIS AGREEMENT ARE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY ACHIEVEMENT OF THE PERFORMANCE GOAL AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Participant:

Date:

6